UNDERWRITING AGREEMENT

Schedule A

Funds to be serviced under this Agreement

as of August 5, 2009

Fund Name	Board Approval Date
Amerigo Fund (Class C and Class N)	6/23/2003
Clermont Fund (Class N)	6/23/2003
Select Appreciation Fund (Class N)*	9/23/2005
Descartes Fund (Class N)	12/19/2005
Liahona Fund (Class N)	12/19/2005
Reservoir Fund (Investor Class and Class N)	12/16/2008
Select Equity Fund	08/05/2009
Enhanced Income Fund	08/05/2009
Flexible Income Fund	08/05/2009

                                                                * Formerly known as Berolina Fund

The parties hereto agree to the terms of this Schedule A effective as of the 5th day of August 2009.

ADVISORONE FUNDS   NORTHERN LIGHTS DISTRIBUTORS, LLC

By:__/s/ W. Patrick Clarke_______                        By:_/s Brian Nielsen___________

W. Patrick Clarke, President

Brian Nielsen, President